UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2010

SUSTAINABLE ENVIRONMENTAL TECHNOLOGIES CORPORATION
(Exact name of Registrant as specified in its charter)

California	000-254888	33-0230641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2377 W. Foothill Blvd.
Suite #18
Upland, CA 91786
(Address of principal executive offices, including zip code)

(435) 608-1344
(Registrant's telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)    On September 15, 2010, our Board of Directors appointed Wallie Ivison to serve as a member of our Board of Directors and fill a director vacancy.

Walter Ivison, 58, joins the SET Corp board after our acquisition of the patented technologies of WES Pty Ltd in Australia. He brings to the SET board fresh ideas gained by international business experience and adventure. He is the CEO and Founder of WES Pty Ltd in Australia and serves as Director of SET Australia Pty Ltd where he has been responsible for the evaluation of SET Corp technologies in the Australian CSG Industry.

Mr. Ivison has over 35 years of business experience in Manufacturing, marketing, innovation and distribution, gathered in the USA, Australia, the UK and Japan. During the last 5 years he has been based in Australia developing the now commercially available Air~Water machines for the water starved continent of Australia. Set Corp now intends to market this technology to USA and International markets. Mr. Ivisons’ experience in business has been the ability to evaluate unique opportunities in the form of useful products and evaluate their competitiveness and niche in the market place and create new opportunities and new markets.

Mr. Ivison is Australian born, lived in the USA 25 years, and he maintains a home in the Smoky Mountains in Georgia and in Brisbane Australia. He is Queen Scout, educated with a Tool making trade and has Mechanical engineering background. He is an accomplished Pilot and Ocean sailor. He left the USA on a world yachting circumnavigation with his American wife Susan and son Erik lasting several years in 1999. He has traveled extensively and is intending to travel the same route he sailed with his family in a seaplane.

(b)    Previously on August 25, 2010, we announced that the Board of Directors had granted Mr. King a stock award bonus of 10,000,000 shares of our common stock in consideration for his past services as our Chief Executive Officer. On September 15, 2010, by mutual agreement of the parties, the stock compensation was rescinded.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Sustainable Environmental Technologies Corporation

By:	/s/ Bob Glaser
Bob Glaser
Title:	Chief Executive Officer

Dated: September 16, 2010